Exhibit 99.1

KCS: Ashley Thorne, 816-983-1530, athorne@kcsouthern.com

KCS Holds Annual Meeting of Stockholders, Elects Ten Directors and Announces Preferred and Common Dividends

Kansas City, Mo., May 21, 2020. Kansas City Southern (KCS) (NYSE:KSU) held its Annual Meeting of Stockholders on May 21, 2020 virtually via live audio webcast. With 90% of KCS’ outstanding common and preferred stock represented in person or by proxy at the Annual Meeting, the stockholders:

• elected Lydia I. Beebe, Lu M. Córdova, Robert J. Druten, Antonio O. Garza, Jr., David Garza-Santos, Janet H. Kennedy, Mitchell J. Krebs, Henry J. Maier, Thomas A. McDonnell, and Patrick J. Ottensmeyer to serve on the KCS Board of Directors until the Annual Meeting of Stockholders in 2021;
• ratified the Audit Committee’s selection of PricewaterhouseCoopers LLP as KCS’ independent registered public accounting firm for the year ending December 31, 2020;
• approved an advisory vote on the 2019 compensation of the KCS named executive officers; and
• rejected a stockholder proposal to allow stockholder action by written consent.

In addition, at their meeting today, the Board of Directors declared a regular dividend of $0.25 per share on the outstanding KCS 4% Non-Cumulative Preferred stock. This dividend is payable on July 7, 2020, to stockholders of record at the close of business on June 8, 2020.

The Board of Directors also declared a regular dividend of $0.40 per share on the outstanding KCS common stock. This dividend is payable on July 8, 2020, to stockholders of record at the close of business on June 8, 2020.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS' North American rail holdings and strategic alliances with other North American rail partners are primary components of a unique railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.